Exhibit 99.2

Talking Points for Store Managers to Use with Employees

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This morning The Fresh Market announced it has entered into a definitive agreement under which the Company will be acquired by an affiliate of Apollo Global Management, a highly respected investment firm.

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Ray Berry (Founder and Chairman of the Board of The Fresh Market) and Brett Berry, who collectively own approximately 9.8% of The Fresh Market’s outstanding shares, will both participate and rollover the vast majority of their holdings in the transaction with Apollo.

●	Upfront, I want to highlight that for store employees, nothing changes from a day-to-day operational perspective.

●	Apollo is attracted to our business due to the strength of our brand, our talented employees and our track record of providing high-quality products and customer service.

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Apollo is a highly respected investment firm that manages approximately $170 billion in assets.  Apollo has successfully worked with dozens of companies like ours across a core group of nine industries – including Grocery, Specialty Retail, Food & Beverage and Consumer Products – to strengthen their market positions and grow their businesses.

●	Some of their previous grocery investments include Sprouts Farmers Markets, Smart & Final, Ralphs Grocery Company and Dominick’s Supermarkets.

●	Apollo, with its deep operational and financial resources, is committed to seeing The Fresh Market thrive and succeed.

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As for what’s next, it’s business as usual in the near term from an operational perspective.  Over the longer term, Apollo has made it clear that they look forward to working with us to deliver the most inspiring and engaging food shopping experience in the industry with best-in-class customer service.

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Regulatory approvals must be received and stockholders must decide to tender (or sell) their shares as part of the transaction.  We expect the transaction to close in the second quarter of 2016. When it does close, the stock will no longer be publicly traded (or quoted) on the (NASDAQ) stock exchange

●	Now I’d like to shift gears and discuss where you can find additional information.

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This morning, The Fresh Market CEO Rick Anicetti emailed a company-wide employee letter, which included a copy of The Fresh Market’s official press release.  This letter, the press release and an employee FAQ are posted in our breakroom.

●	I want to reiterate that our number one priority remains serving our customers and delivering a great, fresh food shopping experience.

●	Should you receive any questions from customers about the news, please direct them to me.

●	As with any media requests, if you receive any calls or a reporter comes into the store asking questions, please direct them to me.

●	Please do not hesitate to contact me should you have any additional questions.

●	This is a very exciting time for The Fresh Market. Thank you for your hard work and dedication.

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Forward Looking Statements

This communication contains forward-looking statements in addition to historical information. The Fresh Market uses words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings to identify such forward-looking statements. All statements that address activities, events or developments that The Fresh Market intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as The Fresh Market industry, business strategy, goals and expectations concerning The Fresh Market’s market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings.  The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of The Fresh Market’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for The Fresh Market will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement for the proposed transaction, including in circumstances which would require The Fresh Market to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on The Fresh Market’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from The Fresh Market’s ongoing business operations; (xi) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xii) other factors as set forth from time to time in The Fresh Market’s filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended January 25, 2015 and any subsequent Form 10-Qs.  Any forward-looking statement made by The Fresh Market in this communication speaks only as of the date hereof. Factors or events that affect the proposed transaction or could cause The Fresh Market’s actual results to differ may emerge from time to time, and it is not possible for The Fresh Market to predict all of them. The Fresh Market undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Additional Information and Where to Find It

The tender offer for the outstanding shares of The Fresh Market referenced in this communication has not yet commenced.  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Apollo and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Apollo and its acquisition subsidiary Pomegranate Merger Sub, Inc. will file tender offer materials on Schedule TO, and The Fresh Market thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF THE FRESH MARKET ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE FRESH MARKET SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of The Fresh Market at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) will be made available for free at the SEC’s web site at www.sec.gov. Investors and securityholders may obtain a free copy of the Solicitation/Recommendation Statement and other related documents (when available) that The Fresh Market files with the SEC, free of charge, from The Fresh Market at ir.thefreshmarket.com or by directing a request to Investor Relations, at 336-615-8065 or investorrelations@thefreshmarket.com.